UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

SPRINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-04721	46-1170005
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas		66251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 829-0965

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2015, certain wholly-owned subsidiaries of Sprint Corporation (“Sprint”) entered into a two-year committed facility (the “Receivables Facility”) to sell certain accounts receivable from customers for equipment and services (“Receivables”) on a revolving basis, subject to a maximum funding limit of $3.3 billion. The Receivables Facility expires on March 31, 2017 and replaces Sprint’s previously existing accounts receivable securitization facility that was set to expire on May 15, 2016. The Receivables Facility will provide additional liquidity and funding for the ongoing business needs of Sprint and its subsidiaries.

The documentation for the Receivables Facility includes (i) an Amended and Restated Receivables Purchase Agreement (the “Amended and Restated RPA”), by and among Sprint Spectrum L.P., as servicer, Sprint formed wholly-owned subsidiaries that are bankruptcy-remote special purpose entities (the “SPEs”), as sellers, certain commercial paper conduits and financial institutions from time to time party thereto (the “Purchasers”), the entities from time to time party thereto as purchaser agents (“Purchaser Agents”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent for SCC Receivables (as defined therein), and Mizuho Bank, Ltd., as administrative agent for ISC Receivables (as defined therein) and as collateral agent, and (ii) an Amended and Restated Receivables Sale Agreement (the “Amended and Restated RSA”) by and among the certain Sprint subsidiaries (“Originators”) and the SPEs. The Amended and Restated RPA amends and restates the previously effective Receivables Purchase Agreement, dated May 16, 2014 in its entirety, and the Amended and Restated RSA amends and restates the previously effective Receivables Sale Agreement, dated as of May 16, 2014, in its entirety.

Pursuant to the Receivables Facility, each Originator transfers, on an ongoing basis, selected Receivables to the SPEs. The SPEs will then sell the Receivables to the bank and conduit purchasers. The actual amount available to draw upon varies based on eligibility requirements set forth in the Receivables Facility, including customary criteria, limits and reserves. Sales of eligible Receivables to the Purchasers may occur daily and are settled on a monthly basis. Sprint pays a fee for the drawn and undrawn portions of the Receivables Facility, respectively. The receivables primarily consist of wireless service charges currently due from subscribers and installment sales contracts with subscribers. A subsidiary of Sprint will service the Receivables in exchange for a monthly servicing fee, and Sprint guarantees the performance of obligations of the servicer and the Originators under the Receivables Facility.

Upon certain termination events, the purchasers under the Receivables Facility may terminate further purchases of Receivables and impose default fees. Yield is calculated based upon purchaser funding alternatives with respect to outstanding purchases under the Receivables Facility.

The foregoing description of the Receivables Facility does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated RPA and the Amended and Restated RSA, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Certain of the banks and financial institutions that are parties to the Receivables Facility and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, to Sprint in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the debt and equity securities of Sprint for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Amended and Restated Receivables Purchase Agreement, dated as of April 24, 2015, by and among Sprint Spectrum L.P., as servicer, certain Sprint special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchasers, the entities from time to time party thereto as purchaser agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent, and Mizuho Bank, Ltd., as administrative agent and collateral agent.

10.2	Amended and Restated Receivables Sale Agreement, dated as of April 24, 2015, by and among certain Sprint subsidiaries as originators and special purpose entities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT CORPORATION

Date: April 27, 2015	By:	/s/ Stefan K. Schnopp
Stefan K. Schnopp Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Receivables Purchase Agreement, dated as of April 24, 2015, by and among Sprint Spectrum L.P., as servicer, certain Sprint special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchasers, the entities from time to time party thereto as purchaser agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent, and Mizuho Bank, Ltd., as administrative agent and collateral agent.

10.2	Amended and Restated Receivables Sale Agreement, dated as of April 24, 2015, by and among certain Sprint subsidiaries as originators and special purpose entities.